Exhibit 99.1

STATER BROS. HOLDINGS INC. ANNOUNCES INCREASED SALES AND

CUSTOMER COUNT INCREASES IN THE THIRD QUARTER OF 2011

SAN BERNARDINO, CALIFORNIA (August 9, 2011)- Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week and thirty-nine week periods ended June 26, 2011.

The Company’s consolidated sales in the thirteen weeks ended June 26, 2011 were $939.0 million up $39.0 million or 4.33% from the thirteen weeks ended June 27, 2010 consolidated sales of $900.0 million.

At $2.751 billion, the Company’s supermarket sales for the thirty-nine weeks ended June 26, 2011 were up $45.6 million over the same period of fiscal 2010.

Sales for the thirty-nine weeks were affected by increased customer count of approximately 1.4 million customers.

Like store sales increased 4.33% or $39.0 million for the thirteen weeks ended June 26, 2011 compared to the thirteen weeks ended June 27, 2010. Like store sales increased 1.68% or $45.6 million for the thirty-nine weeks of fiscal 2011 compared to the same period of the prior year.

The Company reported net income for the thirteen week third quarter ended June 26, 2011 of $7.1 million compared to net income of $6.0 million for the thirteen week third quarter ended June 27, 2010. Net income for the thirty-nine week period of fiscal 2011 was $17.1 million compared to $18.7 million for the thirty-nine week period of fiscal 2010. Fiscal 2010 year-to-date net income included an after-tax gain of $5.6 million from the sale of the Company’s dairy assets.

Brown said, “We are pleased with our like-store-sales increase for the quarter and for the year. Our customer count has increased approximately 1.4 million in fiscal 2011 compared to fiscal 2010 and is due to the loyalty of our customers, many of whose families we have served for over three generations.

Our sales and customer count increases indicate that our valued customers appreciate our strategy of ‘sharing their pain’ by holding our prices as low as we can to help them through these tough economic times.

Our debt refinancing in the first part of fiscal 2011, which reduced our overall debt load and reduced the interest rate on our remaining debt, has been very helpful in allowing us to sacrifice margin in the short-term in order to retain our valued customers in the long-term.”

Stater Bros. is the largest privately owned Supermarket Chain in Southern California and the largest private employer in both San Bernardino County and Riverside County, with annual sales in 2010 of $3.6 billion. The Company currently operates 167 Supermarkets, and there are over 18,000 members of the Stater Bros. Supermarket Family.

STATER BROS ... PROUDLY SERVING SOUTHERN CALIFORNIA FAMILIES FOR 75 YEARS

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STATER BROS. HOLDINGS INC.

Condensed Consolidated Balance Sheets

(In thousands)

Unaudited

	09/26/10	06/26/11
Assets
Current assets
Cash and cash equivalents	$325,005	$176,909
Restricted cash	3,121	3,121
Receivables, net	35,614	35,243
Inventories	203,702	244,674
Other	56,107	46,279

Total current assets	623,549	506,226

Property and equipment, net	644,064	633,292

Deferred debt issuance costs, net	8,074	11,194
Other	47,100	49,465

Total assets	$1,322,787	$1,200,177

Liabilities and stockholder's equity
Current liabilities
Accounts payable	$135,642	$145,578
Accrued expenses and other liabilities	147,972	132,647
Current portion of long-term debt	133,812	8,594

Total current liabilities	417,426	286,819

Capital lease obligations, less current portion	2,206	1,276
Long-term debt, less current portion	677,750	675,938
Other long-term liabilities	152,272	160,455

Total stockholder's equity	73,133	75,689

Total liabilities and stockholder's equity	$1,322,787	$1,200,177

STATER BROS. HOLDINGS INC.

Condensed Consolidated Statements of Income

(In thousands)

Unaudited

	13 Weeks Ended 06/27/10	13 Weeks Ended 06/26/11	39 Weeks Ended 06/27/10	39 Weeks Ended 06/26/11
Sales	$900,044	$939,026	$2,709,445	$2,751,460

Gross profit	245,657	251,316	720,252	735,226

Operating expenses:
Selling, general and administrative expenses	205,564	216,040	608,870	625,517
Gain on sale of dairy assets	—	—	(9,396)	—
Depreciation and amortization	12,619	11,831	38,073	36,346

Total operating expenses	218,183	227,871	637,547	661,863

Operating profit	27,474	23,445	82,705	73,363

Interest income	27	213	112	688
Interest expense	(16,983)	(11,827)	(51,546)	(45,437)
Other income (expenses), net	17	183	22	93

Income before income taxes	10,535	12,014	31,293	28,707

Income taxes	4,553	4,956	12,633	11,611

Net income	$5,982	$7,058	$18,660	$17,096

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